Exhibit 5.1

The Bank of New York Mellon	Private & Confidential
240 Greenwich Street	By Email
New York, NY 10286
United States of America

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
AJD/YTK/356438/3	-	11 September 2026	1/6

Dear Sirs,

ADLAI NORTYE GROUP LTD. Legal Opinion

1.	Introduction

1.1	We have been requested to issue this legal opinion in respect of Adlai Nortye Group Ltd. (the “Company”) in connection with (i) its re-domiciliation from the Cayman Islands to Singapore (the “Re-domiciliation”); and (ii) the continuance of its ADS programme following the Re-domiciliation.

1.2	For the purposes of our opinion:

(a)	“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

(b)	“ADS” means the American Depositary Shares, each representing three (3) Class A Ordinary Shares in the capital of the Company;

(c)	“Cayman Company” means Adlai Nortye Ltd., an exempted company incorporated in the Cayman Islands;

(d)	“Class A Ordinary Share” has the meaning given to it in the Constitution;

(e)	“Companies Act” means the Companies Act 1967 of Singapore;

(f)	“Constitution” means the constitution of the Company adopted by the Company with effect from 29 July 2026;

(g)	“Depositary” means The Bank of New York Mellon; and

(h)	“Deposit Agreement” means the deposit agreement entered into amongst the Cayman Company, the Depositary and owners and holders of ADS dated 29 September 2023.

2.	Documents Examined

2.1	For the purposes of this opinion, we have examined copies of:

(a)	the certificate of confirmation of registration by transfer of company dated 29 July 2026 issued by ACRA;

(b)	the notice of transfer of registration under section 359(3) of the Companies Act dated 29 July 2026 issued by ACRA;

(c)	the Constitution;

(d)	the certificate of de-registration of the Cayman Company dated 10 August 2026 issued by the Assistant Registrar of Companies, Cayman Islands;

(e)	the register of members of the Company dated 29 July 2026 (the “Register of Members”); and

(f)	the Deposit Agreement,

(collectively, the “Examined Documents”).

2.2	Other than the Examined Documents which we have reviewed for the purpose of this opinion, we have not reviewed any other document and we have not made any other enquiries or investigations in connection with the rendering of this opinion. Our opinion herein is accordingly subject to there not being anything contained in any document not reviewed by us that may require us to vary or amend this opinion.

3.	Opinion

Based on the assumptions in Annex A (Assumptions) hereto and subject to the qualifications set out in Annex B (Qualifications) hereto and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of Singapore are concerned:

3.1	The Company is a company registered on 29 July 2026 by transfer of registration of the Cayman Company under Part 10A of the Companies Act and is validly existing under the laws of Singapore.

3.2	Pursuant to section 361(2) of the Companies Act, the transfer of registration of the Cayman Company under Part 10A of the Companies Act does not:

(a)	create a new legal entity;

(b)	prejudice or affect the identity of the body corporate constituted by the Cayman Company or its continuity as a body corporate;

(c)	affect the property, or rights or obligations, of the Cayman Company; or

(d)	render defective any legal proceedings by or against the Cayman Company,

and any legal proceedings that could have been continued or commenced by or against the Cayman Company before its registration may be continued or commenced by or against the Company after the registration. Accordingly, the Deposit Agreement constitutes enforceable obligations of the Company in Singapore, in accordance with the terms therein, to the extent that the Deposit Agreement is binding on the Company under the laws of the State of New York.

3.3	Pursuant to section 190(4) of the Companies Act, the register of members of a public company is prima facie evidence of any matters inserted therein as required or authorised by the Companies Act. Based on, and as at the date of, the Register of Members, the Depositary is the holder of 86,598,492 Class A Ordinary Shares (the “Deposited Shares”).

3.4	To the extent the Deposited Shares were immediately prior to the Re-domiciliation, duly authorised, validly allotted, issued and fully paid and were not issued in breach of any pre-emptive or similar rights, the Deposited Shares will continue to be duly authorised, validly allotted, issued and fully paid and not issued in breach of any pre-emptive or similar rights.

3.5	Save as provided in the Constitution of the Company or any contractual agreement entered into by the Company, there are no restrictions on the transfer of the Deposited Shares under the laws of Singapore.

3.6	Following the Re-domiciliation, the deposit of the Deposited Shares with the Depositary against issuance of the ADSs and the listing of the ADSs on The Nasdaq Stock Market does not conflict with or result in a breach or violation of any of the terms or provisions of:

(a)	its Constitution; or

(b)	the relevant laws of Singapore which are generally applicable to offerings of securities and to companies in Singapore, namely the Securities and Futures Act 2001 of Singapore and the Companies Act.

3.7	No consents, approvals, authorisations or orders are required from any governmental authorities in Singapore as a matter of Singapore laws applicable to companies generally for the deposit of the Deposited Shares with the Depositary against issuance of the ADSs and the listing of the ADSs on The Nasdaq Stock Market which have not been given or made or that are not in full force and effect.

3.8	As at the date of this opinion, the Company has not been designated as a “designated entity” under the Significant Investments Review Act 2024 of Singapore.

3.9	As at the date of this opinion, the Company has not been declared by notification in the Republic of Singapore Government Gazette to be a company for the purposes of Division 4 of Part 4 of the Companies Act.

4.	Conclusion

4.1	This opinion is given for the sole benefit of the persons to whom it is addressed.

4.2	This opinion may not, without our prior written consent, be:

(a)	filed with any government agency or quoted or referred to in a public document; or

(b)	disclosed to anyone else,

except that it may be disclosed on a need-to-know basis:

(i)	if required by law, regulation or by any regulator or in accordance with an official directive; or

(ii)	in connection with any litigation or proposed litigation in relation to the Re-domiciliation, provided that such persons to whom this opinion was disclosed pursuant to this paragraph 4.2(b) may not rely on it and no such person may provide a copy of this opinion to any other person.

4.3	For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion.

4.4	This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

4.5	This opinion is given only in respect of the laws of Singapore which are in force on the date of this opinion and this opinion is to be governed and interpreted in accordance with such laws and the courts of Singapore have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims).

Yours faithfully,

/s/ RAJAH & TANN SINGAPORE LLP

RAJAH & TANN SINGAPORE LLP

Abdul Jabbar

Deputy Managing Partner

T 6232 0645

E abdul.jabbar@rajahtann.com

Annex A

Assumptions

1.	For the purpose of giving this opinion, we have assumed (without making any investigation) the following:

(a)	the Deposit Agreement (i) is within the respective capacities and powers of and has been duly authorised by each of the parties thereto; (ii) is validly executed and duly delivered by each party thereto; and (iii) is legal, valid, binding and enforceable in accordance with its respective terms under all relevant laws;

(b)	all consents, approvals, authorisations or orders required of the Cayman Company under the Deposit Agreement for the Re-domiciliation have been obtained and are in full force and effect;

(c)	all consents, approvals, authorisations or orders required of the Cayman Company from any governmental authorities for the deposit of the Deposited Shares with the Depositary against issuance of the ADSs and the listing of the ADSs on The Nasdaq Stock Market prior to the Re-domiciliation have been obtained and are in full force and effect;

(d)	there are no provisions of the laws of any jurisdiction outside of Singapore which would have any implication for the opinions we express, and insofar as the laws of any jurisdiction outside of Singapore may be relevant, such laws have been or will be complied with;

(e)	all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete; and

(f)	the statutory registers submitted to us for examination are true, complete and up-to-date copies.

2.	The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

Annex B

Qualifications

This opinion is subject to the following qualifications:

1.	We have made no investigation into, and do not express or imply any views on, the laws of any country other than Singapore.

2.	Except as may be expressly described herein, we have not undertaken any independent investigation or inquiry whatsoever to determine the existence or absence of any facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this opinion.

3.	No qualification specified above or any other part of this opinion is limited by reference to any other qualification.